EXHIBIT 99.1

FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Capital, Inc. 18111 Preston Road, Suite 600 Dallas, TX 75252	CONTACT:	Investor Relations (972) 349-3256

PMC Capital, Inc. Announces Second Quarter Results

PMC Capital, Inc.
AMEX (Symbol PMC)

Dallas, TX	August 12, 2003

PMC Capital, Inc. (AMEX: PMC) announced second quarter and year-to-date results today. For the three months ended June 30, 2003, net increase in net assets resulting from operations (“net income”) was $1,088,000, or $0.09 per share, compared to $2,464,000, or $0.20 per share, for the three months ended June 30, 2002. For the six months ended June 30, 2003, net income was $1,746,000, or $0.14 per share, compared to $4,144,000, or $0.34 per share. The reduction in net income was a result of (i) a reduction in gain on sale of assets since no structured loan sale transaction was completed during 2003, (ii) merger costs which are required to be expensed as incurred and (iii) decreased interest income due to lower variable interest rates combined with a reduction in our weighted average loans receivable.

Lance B. Rosemore, President of PMC Capital, Inc. stated, “Our second quarter net investment income remained consistent with our first quarter performance. I am pleased with these results considering the continuation of low short-term interest rates and the delay in completing our planned securitization. We are cautiously optimistic that a securitization transaction will be accomplished before the end of our third quarter. While our fundings for the remainder of the year will be impacted by the delay, completion of a transaction should facilitate originations of our LIBOR-based loans. Our portfolio has continued to perform well with minimal unrealized losses on our loans through the first half of the year and continued good performance of the loans which have been sold in our securitizations. Our trailing twelve-month net losses on our loans as of June 30, 2003 were approximately $311,000 compared to $739,000 for the comparable period ended June 30, 2002.

“Excluding the gain of $1.5 million on our securitization completed in the second quarter of 2002, net income would have been consistent with the second quarter of 2002. Considering that the weighted average interest rate of our portfolio is now lower, we are pleased with these results. We are well positioned to increase our operating profits in the event that short-term interest rates increase.”

Lance B. Rosemore further stated, “We announced our plans to merge with PMC Commercial Trust on March 27, 2003 and we look forward to the completion of the merger.”

Completion of the merger, now expected to occur on January 1, 2004 but not later than February 29, 2004, is subject to approval by the shareholders of PMC Capital and PMC Commercial Trust, certain governmental consents and customary closing conditions.

PMC CAPITAL, INC.	Page 2	Second Quarter Results	August 12, 2003

The following tables contain comparative selected financial data as of June 30, 2003 and December 31, 2002 and for the three and six-month periods ended June 30, 2003 and 2002:

FINANCIAL POSITION INFORMATION

	June 30,	December 31,	Increase/
	2003	2002	(Decrease) %

	(In millions, except per share data)
Loans receivable	$95.0	$87.2	8.9%
Retained interests in transferred assets	$37.6	$40.0	(6.0%)
Total investments at value	$139.9	$136.2	2.7%
Total assets	$144.8	$140.3	3.2%
Notes and debentures payable	$54.3	$54.3	—%
Revolving credit facility	$6.3	$—	—%
Total shareholders’ equity	$70.8	$72.0	(1.7%)
Shares outstanding	11.9	11.9	—%
Net asset value per common share	$5.97	$6.07	(1.6%)

PMC CAPITAL, INC.	Page 3	Second Quarter Results	August 12, 2003

OPERATING INFORMATION

	Six Months		Three Months
	Ended June 30,		Ended June 30,

	2003	2002	2003	2002

	(In thousands, except per share data)
Investment Income:
Interest income	$3,242	$4,257	$1,609	$1,650
Income from retained interests in transferred assets	2,267	2,518	1,098	1,371
Advisory fee income	928	955	452	506
Premium income	344	271	205	139
Equity in income of unconsolidated subsidiaries, net	167	195	56	94
Other income, net	508	557	240	208

Total investment income	7,456	8,753	3,660	3,968

Expenses:
Interest	1,563	2,421	781	1,215
Salaries and related benefits	2,042	1,964	1,007	952
Merger related costs	519	—	197	—
General and administrative	428	482	193	261
Loss from operations of assets acquired in liquidation	151	107	54	97
Rent	152	168	74	89
Professional fees	181	196	118	96
Profit sharing plan	75	75	37	37

Total expenses	5,111	5,413	2,461	2,747

Net investment income	2,345	3,340	1,199	1,221

Realized and unrealized gain (loss) on investments:
Realized losses	(582)	(465)	(367)	(309)
Sale of assets	—	1,463	—	1,463
Change in unrealized appreciation (depreciation) on investments	(17)	(194)	256	89

Total realized and unrealized gain (loss) on investments	(599)	804	(111)	1,243

Net increase in net assets resulting from operations	$1,746	$4,144	$1,088	$2,464

Basic and diluted earnings per common share	$0.14	$0.34	$0.09	$0.20

PMC CAPITAL, INC.	Page 4	Second Quarter Results	August 12, 2003

CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE ARE “FORWARD-LOOKING STATEMENTS.” THESE FORWARD-LOOKING STATEMENTS CAN GENERALLY BE IDENTIFIED AS SUCH BECAUSE THE CONTEXT OF THE STATEMENT WILL INCLUDE WORDS SUCH AS THE COMPANY “EXPECTS,” “ANTICIPATES” OR WORDS OF SIMILAR IMPORT. SIMILARLY, STATEMENTS THAT DESCRIBE THE COMPANY’S FUTURE PLANS, OBJECTIVES OR GOALS ARE ALSO FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING THE FINANCIAL PERFORMANCE OF THE COMPANY, REAL ESTATE CONDITIONS AND MARKET VALUATIONS OF ITS STOCK, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED. ALTHOUGH THE COMPANY BELIEVES THE EXPECTATIONS REFLECTED IN ANY FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, THE COMPANY CAN GIVE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ATTAINED. SHAREHOLDERS, POTENTIAL INVESTORS AND OTHER READERS ARE URGED TO CONSIDER THESE FACTORS CAREFULLY IN EVALUATING THE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS MADE HEREIN ARE ONLY MADE AS OF THE DATE OF THIS PRESS RELEASE AND THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE SUCH FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THIS MATERIAL IS NOT A SUBSTITUTE FOR THE JOINT PROXY STATEMENT/PROSPECTUS PMC COMMERCIAL TRUST AND PMC CAPITAL WILL FILE WITH THE SEC. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHICH WILL CONTAIN IMPORTANT INFORMATION, INCLUDING DETAILED RISK FACTORS, WHEN IT BECOMES AVAILABLE. THE JOINT PROXY STATEMENTS/PROSPECTUS AND OTHER DOCUMENTS WHICH WILL BE FILED BY PMC COMMERCIAL TRUST AND PMC CAPITAL WITH THE SEC WILL BE AVAILABLE FREE OF CHARGE AT THE SEC’S WEBSITE (www.sec.gov) OR BY DIRECTING A REQUEST WHEN SUCH A FILING IS MADE TO PMC COMMERCIAL TRUST, 18111 PRESTON ROAD, SUITE 600, DALLAS, TEXAS 75252, ATTN: INVESTOR RELATIONS, TELEPHONE (800) 486-3223 x3235; OR BY DIRECTING A REQUEST WHEN SUCH A FILING IS MADE TO PMC CAPITAL, 18111 PRESTON ROAD, SUITE 600, DALLAS, TEXAS 75252, ATTN: INVESTOR RELATIONS, TELEPHONE (800) 486-3223 x3256.